Exhibit 99.1

        iBasis Reports Record Revenue For Third Quarter 2003;

     Higher Average Revenue Per Minute and Traction in New Retail
                   Service Highlight Record Quarter

    BURLINGTON, Mass.--(BUSINESS WIRE)--Nov. 5, 2003--iBasis, Inc. (OTCBB: IBAS), today announced results for the third quarter ended September 30, 2003.
    Third quarter revenue was $44.0 million, an increase of 14.8% compared to third quarter 2002 revenue of $38.4 million. Net loss for the third quarter 2003 was $5.6 million or a net loss of $0.13 per share on 44.7 million weighted average shares outstanding. This net loss compares to a third quarter 2002 net loss of $11.2 million, or $0.25 per share, based on 45.8 million weighted average shares outstanding. Unless otherwise noted, all financial and other information in this release excludes discontinued operations, which have been reported separately.

    Highlights of the quarter include:

    --  Increased revenue 13% over Q2 2003

    --  Increased average revenue per minute (ARPM) to 5.1 cents from
        4.6 cents in Q2 2003

    --  Added 27 new customers

    "We are very pleased with the resumption of revenue growth, especially considering that historically there has been seasonal weakness in the third quarter," said Ofer Gneezy, president and CEO of iBasis.
    "During the third quarter, we increased gross margin on a monthly basis. The improvements in monthly margin, ARPM, and average margin per minute have continued into Q4.
    "We achieved a significant increase in traffic to mobile phones, which are both higher-revenue and higher-margin minutes. This contributed significantly to the increase in ARPM. We are continuing to pursue opportunities to terminate more traffic to mobile phones and believe we can increase our share of this market.
    "Also during the quarter, we established traction in our new retail prepaid business. We launched private label calling cards in five U.S. markets, and we continue to open additional major U.S. markets and establish new distributor agreements. As expected, the retail prepaid calling card business did not contribute materially to third quarter results, but we believe it is on track to contribute substantially in the future. While this business does require initial start-up costs for local and toll-free access, we expect gross margin to be in the 20 - 25% range.
    "Most important, we continued to make progress towards achieving positive cash flow and net income in mid-2004. Our loss in the third quarter was the smallest, excluding benefits from debt repurchases and exchanges, since iBasis became a public company four years ago."

    Key Indicators

    Minutes of use in the third quarter were 866 million minutes, an increase of 29% from 670 million minutes carried in the third quarter of 2002, and 1% over the 854 million minutes in the second quarter of 2003. ARPM in the third quarter increased to 5.1 cents per minute, compared to 4.6 cents per minute in the second quarter of 2003.

    Operational Highlights

    Tier One carrier customers generated 63% of revenue in the third quarter 2003, up from 61% of revenue in Q2 2003. During the quarter, seven of the top ten customers were Tier One carriers. Overseas-originated calls accounted for 44% of revenue in the third quarter 2003, compared to 40% of revenue in Q2 2003.
    In addition to increasing our business from existing customers during the quarter, iBasis continued to expand its customer base, adding interconnections with 27 new customers. Customers announced during the third quarter included CANTV, the national long distance carrier of Venezuela, and CAT Telecom, the national long distance carrier of Thailand. iBasis finished the quarter with 236 customers.
    Also during the quarter, iBasis was again recognized by the Deloitte & Touche Technology Fast 50 program as the fastest growing technology company in New England for the second consecutive year. The ranking is based on revenue growth over the preceding five years.

    Financial Highlights

    Gross margin was $5.5 million or 12.6% of revenue during the third quarter 2003, compared with $5.7 million or 14.7% of revenue in the second quarter 2003, and $4.9 million or 12.8% of revenue in the third quarter of 2002.
    Depreciation declined to $4.3 million in Q3 2003 compared to $6.9 million in Q3 2002 and $5.7 million in Q2 2003. Interest expense declined to $0.8 million in Q3 2003 compared to $1.8 million in Q3 2002 and $1.0 million in Q2 2003.
    Cash used in operations during the quarter was $1.5 million, including $2.3 million in semi-annual interest payment on our outstanding bonds. The total decrease in cash during the quarter was $4.3 million, including cash used in operations, principal repayments on capital leases of $1.1 million, and capital expenditures of $1.6 million. The company ended the third quarter with $16.9 million in cash.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of November 5, 2003, and supersedes all previous guidance.
    The company is maintaining previous guidance. The company believes it will achieve positive cash flow and net income in mid-2004.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading provider of wholesale international telecommunications services. iBasis is a preferred provider for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Telefonica, Telenor, and Telstra. iBasis has carried more than six billion minutes of international voice traffic over its global Cisco Powered Network(TM), and is one of the ten largest carriers of international voice traffic in the world(1). In addition to its wholesale international telecommunication services, iBasis provides retail international prepaid calling cards through major calling card distributors. For two consecutive years the company has been named by service providers as the best international wholesale carrier in Atlantic-ACM's annual International Wholesale Carrier Report Card(2). iBasis was ranked the #1 fastest-growing technology company in New England in the 2002 and 2003 Technology Fast 50 programs sponsored by Deloitte & Touche. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    (1)Telegeography 2003 data compared with iBasis annualized 1H 2003 traffic volume.

    (2)Atlantic-ACM International Wholesale Carrier Report Card --
2002 & 2003

    Assured Quality Routing, ConnectPoint, and iBasis are registered marks, The iBasis Network, Internet Central Office, Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

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                             iBasis, Inc.
                      Consolidated Balance Sheets

                               September 30,     December 31,
                                       2003             2002
                               ------------      -----------
                        Assets
Cash and cash equivalents     $  16,948,104    $  32,316,609
Accounts receivable, net         19,069,318       20,853,573
Prepaid expenses and other
 current assets                   4,534,070        5,374,390
Property and equipment,
 net                             19,674,117       32,357,491
Deferred debt financing
 costs, net                         393,571        1,381,927
Long term investment in
 non-marketable security          5,000,000        5,000,000
Other assets                        831,531        1,240,321
                               ------------      -----------
  Total assets                $  66,450,711    $  98,524,311
                               ============      ===========

    Liabilities and Stockholders' Deficit
Accounts payable              $  13,318,070    $  13,142,280
Accrued expenses                 19,488,407       18,147,455
Deferred revenue                  1,052,601             --
Current portion of long-
 term debt                        2,880,213        5,348,852
Long term debt, net of
 current portion                 66,149,597       93,589,694
Other long term liabilities       3,102,363        2,268,455
                               ------------      -----------

     Total liabilities          105,991,251      132,496,736
                               ------------      -----------

Stockholders' deficit:
   Common stock                      45,895           45,785
   Treasury stock;
    1,135,113 shares at
    cost                           (340,534)        (340,534)
   Additional paid-in capital   370,378,467      368,927,164
   Deferred compensation               --            (85,756)
   Accumulated deficit         (409,624,368)    (402,519,084)
                               ------------      -----------

     Total stockholders'
      deficit                   (39,540,540)     (33,972,425)
                               ------------      -----------

                              $  66,450,711    $  98,524,311
                               ============      ===========


                             iBasis, Inc.
                 Consolidated Statements of Operations

                             Three Months Ended September 30,
                              ------------------------------
                                       2003            2002
                               ------------      -----------

Net revenue                    $ 44,032,007     $ 38,358,442
Costs and operating expenses:
Data communications and
 telecommunications              38,502,395       33,442,350
Research and development          2,892,527        4,372,799
Selling and marketing             1,877,521        2,280,133
General and administrative        1,227,963        3,648,205
Depreciation and
 amortization                     4,266,996        6,897,090
Non-cash stock-based
 compensation                        28,585          149,021
Loss on sale of messaging
 business                                --         (135,196)
Restructuring costs                      --         (393,143)
                               ------------      -----------
     Total cost and
      operating expenses         48,795,987       50,261,259
                               ------------      -----------

Loss from operations             (4,763,980)     (11,902,817)
Interest income                      30,041          167,610
Interest expense                   (801,338)      (1,792,973)
Gains on bond repurchases
 and exchanges                           --        2,435,478
Other expenses, net                 (97,500)        (101,279)
                               ------------      -----------
Loss from continuing
 operations                      (5,632,777)     (11,193,981)
Loss from discontinued
 operations                              --         (531,664)
                               ------------      -----------

Net loss                    $    (5,632,777)    $(11,725,645)
                               ============      ===========
Basic and diluted net
 loss per share:
   Loss from continuing
    operations              $         (0.13)    $      (0.25)
   Loss from discontinued
    operations                           --            (0.01)

                               ------------      -----------
     Basic and diluted net
      loss per share           $      (0.13)   $       (0.26)
                               ============      ===========

 Weighted average common
  shares outstanding             44,713,834       45,781,276
                               ============      ===========



                             iBasis, Inc.
                Consolidated Statements of Operations

                              Nine Months Ended September 30,
                               -----------------------------
                                       2003             2002
                               ------------      -----------

Net revenue                   $ 124,992,127    $ 122,007,438
Costs and operating expenses:
Data communications and
 telecommunications             106,799,130      106,728,428
Research and development         10,017,063       13,888,456
Selling and marketing             5,773,878        9,144,281
General and administrative        6,557,230       20,986,997
Depreciation and
 amortization                    16,129,154       26,124,128
Non-cash stock-based
 compensation                        85,756          817,552
Loss on sale of messaging
 business                              --          2,362,969
Restructuring costs                    --          3,968,554
                               ------------      -----------
     Total cost and
      operating expenses        145,362,211      184,021,365
                               ------------      -----------

Loss from operations            (20,370,084)     (62,013,927)
Interest income                     141,605          858,440
Interest expense                 (3,199,692)      (9,322,721)
Gains on bond repurchases
 and exchanges                   16,615,384       25,790,029
Other expenses, net                (292,500)        (284,839)
                               ------------      -----------
Loss from continuing
 operations                      (7,105,287)     (44,973,018)
Loss from discontinued
 operations                              --      (65,901,600)
                               ------------      -----------
Net loss                    $    (7,105,287)   $(110,874,618)
                               ============      ===========

Basic and diluted net loss per share:
   Loss from continuing
    operations              $         (0.16)   $       (0.99)
   Loss from discontinued
    operations                           --            (1.44)
                               ------------      -----------

     Basic and diluted
      net loss per share    $         (0.16)   $       (2.43)
                               ============      ===========

Weighted average common
 shares outstanding              44,672,040       45,635,987
                               ============      ===========



    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net